Exhibit 99.1

Press Release

Gulfport Energy Corporation Prices $300 Million Tack On Offering of Senior Notes

OKLAHOMA CITY (August 13, 2014) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) today announced that it has priced an offering of $300 million aggregate principal amount of its 7.750% senior notes due 2020 (the “Notes”) at an issue price of 106% of the aggregate principal amount of the Notes. This represents an increase in the size of the offering from $250 million principal amount announced at the launch on August 13, 2014. The Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. On October 17, 2012 and December 21, 2012, Gulfport completed two private placements of an aggregate of $300 million principal amount of its 7.750% senior notes due 2020. The Notes and the notes originally issued in October and December 2012 will be treated as a single class of debt securities under the same indenture. It is anticipated that the offering of the Notes will close on August 18, 2014. Gulfport expects to use the net proceeds of the current Notes offering to repay the current outstanding borrowings under its secured revolving credit facility and for general corporate purposes, including the funding of a portion of its 2014 and 2015 capital development plans.

The Notes will be general unsecured senior obligations of Gulfport, will be guaranteed on a senior unsecured basis by certain of Gulfport’s subsidiaries and will pay interest semi-annually.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale in Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a significant acreage position in the Alberta oil sands in Canada through its 25% interest in Grizzly Oil Sands ULC and has an equity interest in Diamondback Energy, Inc., a Nasdaq Global Select Market listed company.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transaction described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Paul K. Heerwagen IV

pheerwagen@gulfportenergy.com

405-242-4888

Jessica R. Wills

jwills@gulfportenergy.com

405-242-4888